Exhibit 99.(k)(4)

FORM OF
ORGANIZATIONAL AND OFFERING
EXPENSES REIMBURSEMENT AGREEMENT

Agreement made this        day of           , 2009, by and between New RMR Asia Pacific Real Estate Fund, a Delaware statutory trust (the “Fund”), and RMR Advisors, Inc., a Massachusetts corporation (the “Manager”).

WHEREAS, the Fund and the Manager have entered into an Investment Advisory Agreement dated                               , 2009 (the “Advisory Agreement”);

WHEREAS, the Fund has proposed to enter into a reorganization with RMR Asia Pacific Real Estate Fund, a Massachusetts business trust (“RAP”);

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1.                                       Within a commercially reasonable time following the consummation of the reorganization of RAP with the Fund, the Fund shall reimburse the Manager for any expenses funded by the Advisor solely and directly attributable to organizing the Fund as a Delaware statutory trust, registering and organizing the Fund as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), registering the Fund’s shares for sale under the Securities Act of 1933, as amended, listing the Fund’s shares for trading on NYSE Alternext US and any other expenses incidental to organizing the Fund and qualifying it to conduct business as a closed-end management investment company under the 1940 Act.

2.                                       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Fund and the Manager have caused this Agreement to be executed on the day and year above written.

NEW RMR ASIA PACIFIC REAL ESTATE FUND

By:
Name:
Title:

RMR ADVISORS, INC.

By:
Name:
Title:

[Signature Page to Organizational and Offering Expense Agreement]